ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Scott Francis (9l8) 25l-9121	(212) 896-1250
grussell@kcsa.com

ADDvantage Technologies Announces Financial Results
for the Fiscal Fourth Quarter of 2014
- - -

BROKEN ARROW, Oklahoma, December 9, 2014 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its financial results for the three month period and year ended September 30, 2014.

Net sales for the three months ended September 30, 2014 increased 59% to $12.1 million compared with $7.6 million for the same period ended September 30, 2013.  The increase in net sales is primarily attributable to sales from the Telco segment as a result of the Nave Communications acquisition.  Net sales for the Cable TV segment decreased slightly to $7.3 million for the three months ended September 30, 2014 from $7.6 million for the same period last year.  The decrease in Cable TV sales was due primarily to new equipment sales of $0.6 million, partially offset by an increase in refurbished equipment sales of $0.4 million.  Net sales for the Telco segment were $4.8 million for the three months ended September 30, 2014 and zero for the same period last year as a result of the acquisition of Nave Communications.  Net sales for the Telco segment consisted of $4.1 million of refurbished equipment sales and $0.7 million of recycling revenue.

Operating, selling, general and administrative expenses increased $1.8 million, or 126%, to $3.3 million for the three months ended September 30, 2014 from $1.5 million for the same period last year.  This increase was primarily due to $1.8 million in Telco segment expenses as a result of the Nave Communications acquisition.

Net income from continuing operations for the three months ended September 30, 2014 was $0.6 million, or $0.06 per diluted share, compared with a net income from continuing operations of $0.5 million, or $0.05 per diluted share, for the same period of 2013. Discontinued operations for the three months ended September 30, 2013 included the operations of Adams Global Communications prior to the sale on January 31, 2014.

EBITDA for the three months ended September 30, 2014 was $1.2 million compared with $1.0 million for the same period in 2013.

Total net sales for the year ended September 30, 2014 increased 25% to $35.9 million compared with $28.7 million for the year ended September 30, 2013.  The increase in net sales is attributable to $8.7 million in net sales from the Telco segment as a result of the Nave Communications acquisition, partially offset by a $1.5 million decrease in net sales from the Cable TV segment.

Net sales for the Cable TV segment decreased to $27.2 million for the year ended September 30, 2014 from $28.7 million for the same period last year due primarily to a decrease in new equipment and refurbished equipment sales of $0.7 million and $0.6 million, respectively.  The decrease in equipment sales was due primarily to the continued decrease in plant expansions and bandwidth upgrades in the cable television industry and the absence of equipment sales as a result of Hurricane Sandy in fiscal year 2013, partially offset by supplying a major MSO equipment for certain projects.

Operating, selling, general and administrative expenses increased $4.7 million, or 81%, to $10.5 million for the year ended September 30, 2014 from $5.8 million for the same period last year.  This increase was primarily due to a $0.5 million increase in Cable TV segment expenses, and $4.2 million in Telco segment expenses as a result of the Nave Communications acquisition. The Telco expenses included $0.6 million of direct costs in connection with the acquisition of Nave Communications.

Net income from continuing operations for the year ended September 30, 2014 was $0.7 million, or $0.07 per diluted share, compared with a net income from continuing operations of $1.8 million, or $0.18 per diluted share, for the same period of 2013. The decrease is primarily the result of decreased operating income of $1.4 million from the Cable TV segment and acquisition-related expenses of $0.6 million in the Telco segment associated with the acquisition of Nave Communications.

Discontinued operations included the operations of Adams Global Communications prior to the sale on January 31, 2014. The loss on sale of discontinued operations, net of tax, of $0.6 million consisted of a pretax loss of $0.9 million from the sale of the net assets of Adams Global Communications for $2 million in cash and a pretax loss of $0.1 million from the sale of the Adams Global Communications facility for $1.5 million.

EBITDA for the fiscal year ended September 30, 2014 was $1.9 million compared with $3.2 million for the same period in 2013.

Cash and cash equivalents were $5.3 million as of September 30, 2014, compared with $8.5 million as of September 30, 2013.  As of September 30, 2014, we had inventory of $22.8 million compared with $18.0 million as of September 30, 2013.  The increase in inventory was due primarily to the acquisition of Nave Communications and new inventory purchases with certain manufacturer incentives.

“During the quarter, Nave Communications demonstrated improved results, both in top-line revenue and EBITDA, bringing it more in line with our expectations since it was acquired earlier in the year.  We are excited about this new segment of our business and look forward to the opportunities that it will continue to bring as we execute our diversified growth strategy,” commented David Humphrey, President and CEO of ADDvantage Technologies.

“Despite slightly lower revenue in our Cable TV segment this quarter compared to last year, this segment of our business still remains profitable. We believe that our efforts to realign the sales organization will allow this segment to remain profitable and demonstrate improved operating results.

“Looking ahead, we continue to seek accretive acquisitions that diversify our business and scale-up our operations.  We believe this will allow us to drive greater profitability and build shareholder value,” concluded Mr. Humphrey.

Earnings Conference Call
As previously announced, the Company will host a conference call on Tuesday, December 9, 2014, at 12:00 p.m. Eastern Time featuring remarks by David Humphrey, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, and Scott Francis, Chief Financial Officer.  The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 888-503-8175 (domestic) or 719-457-1512 (international). All dial-in participants must use the following code to access the call: 7373393. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through December 23, 2014 at 877-870-5176 (domestic) or 858-384-5517 (international). Participants must use the following code to access the replay of the call: 7373393. An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on CATV equipment and recycles surplus and obsolete CATV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Nave Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures
EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.  Management believes providing EBITDA in this release is useful to investors’ understanding and assessment of the Company’s ongoing continuing operations and prospects for the future and it is a used by the financial community to evaluate the market value of companies considered to be in similar businesses.  Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  EBITDA, as calculated in the table below, may not be comparable to similarly titled measures employed by other companies.  In additions, EBITDA is not necessarily a measure of our ability to fund our cash needs.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2014	2013	2014	2013
Sales	12,131,986	7,641,644	35,888,692	28,677,351
Cost of sales	7,840,979	5,269,258	24,283,236	19,968,034
Gross profit	4,291,007	2,372,386	11,605,456	8,709,317
Operating, selling, general and administrative expenses	3,320,846	1,468,168	10,508,357	5,813,063
Operating income	970,161	904,218	1,097,099	2,896,254
Interest expense	86,803	6,213	217,910	25,980
Income before provision for income taxes	883,358	898,005	879,189	2,870,274
Provision for income taxes	264,000	349,351	220,000	1,098,351
Income from continuing operations	619,358	548,654	659,189	1,771,923

Discontinued operations:
Loss from discontinued operations, net of tax	−	(208,184)	(36,211)	(102,207)
Loss on sale of discontinued operations, net of tax	−	−	(629,835)	−
Discontinued operations, net of tax	−	(208,184)	(666,046)	(102,207)

Net income (loss)	$619,358	$340,470	$(6,857)	$1,669,716

Earnings (loss) per share:
Basic
Continuing operations	$0.06	$0.05	$0.07	$0.18
Discontinued operations	0.00	(0.02)	(0.07)	(0.01)
Net income (loss)	$0.06	$0.03	$(0.00)	$0.17
Diluted
Continuing operations	$0.06	$0.05	$0.07	$0.18
Discontinued operations	0.00	(0.02)	(0.07)	(0.01)
Net income (loss)	$0.06	$0.03	$(0.00)	$0.17
Shares used in per share calculation:
Basic	10,041,206	9,998,480	10,021,431	10,052,359
Diluted	10,041,206	9,998,480	10,049,440	10,052,359

	Three Months Ended September 30, 2014			Three Months Ended September 30, 2013
	Cable TV	Telco	Total	Cable TV	Telco		Total

Operating income	$624,338	$345,823	$970,161	$904,218	$	−	$904,218
Depreciation	78,097	23,386	101,483	76,565		−	76,565
Amortization	−	158,739	158,739	−		−	−
EBITDA	$702,435	$527,948	$1,230,383	$980,783	$	−	$980,783

	Year Ended September 30, 2014			Year Ended September 30, 2013
	Cable TV	Telco	Total	Cable TV	Telco		Total

Operating income (loss)	$1,492,100	$(395,001)	$1,097,099	$2,896,254	$	−	$2,896,254
Depreciation	306,538	53,741	360,279	276,356		−	276,356
Amortization	−	481,722	481,722	−		−	−
EBITDA (a)	$1,798,638	$140,462	$1,939,100	$3,172,610	$	−	$3,172,610

(a)	The Telco segment for the twelve months ended September 30, 2014 includes acquisition-related costs of $0.6 million related to the acquisition of Nave Communications.

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	September 30,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$5,286,097	$8,476,725
Accounts receivable, net of allowance for doubtful accounts of $200,000 and $300,000, respectively	6,393,580	2,390,979
Income tax refund receivable	220,104	258,790
Inventories, net of allowance for excess and obsolete
inventory of $2,156,628 and $1,600,000, respectively	22,780,523	18,011,706
Prepaid expenses	174,873	106,509
Deferred income taxes	1,416,000	1,066,000
Current assets of discontinued operations held for sale	−	3,267,917
Total current assets	36,271,177	33,578,626

Property and equipment, at cost:
Land and buildings	7,208,679	7,208,679
Machinery and equipment	3,244,153	2,991,412
Leasehold improvements	206,393	9,633
Total property and equipment, at cost	10,659,225	10,209,724
Less accumulated depreciation	(4,191,516)	(3,831,238)
Net property and equipment	6,467,709	6,378,486

Intangibles, net of accumulated amortization	6,625,278	−
Goodwill	3,910,089	1,150,060
Other assets	131,428	11,428
Assets of discontinued operations held for sale	−	1,997,520

Total assets	$53,405,681	$43,116,120

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,880,761	$1,138,494
Accrued expenses	1,809,878	878,474
Notes payable – current portion	845,845	184,008
Other current liabilities	983,269	−
Current liabilities of discontinued operations held for sale	−	226,757
Total current liabilities	6,519,753	2,427,733

Notes payable, less current portion	5,240,066	1,318,604
Deferred income taxes	267,000	193,000
Other liabilities	1,942,889	−

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,541,864 and 10,499,138 shares issued, respectively; 10,041,206 and 9,998,480 shares outstanding, respectively	105,419	104,991
Paid in capital	(5,312,881)	(5,578,500)
Retained earnings	45,643,449	45,650,306
Total shareholders’ equity before treasury stock	40,435,987	40,176,797

Less: Treasury stock, 500,658 shares, at cost	(1,000,014)	(1,000,014)
Total shareholders’ equity	39,435,973	39,176,783

Total liabilities and shareholders’ equity	$53,405,681	$43,116,120